Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Record Fiscal Year 2023

◦Revenue of $285.9 Million in Q4 and $1,127.7 Million in Fiscal 2023
◦Organic Revenue Grew 8.0% in Q4 and 3.5% in Fiscal 2023
◦Achieved Leverage Ratio of 3.3x at Year End; Revising Long-term Leverage Target to Less than 3.0x
◦Initial Full-Year Fiscal 2024 Revenue and EPS Expectation of $1,135 to $1,140 Million and $4.27 to $4.32, respectively

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 4, 2023-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2023.

“We are pleased to exceed our fourth quarter and full-year fiscal 2023 guidance, which included organic growth above our long-term outlook and continued leverage reduction approaching 3.0x at year-end. Our consistent business performance for the full year is a result of our proven business strategy and the benefits of a diverse portfolio of brands in a dynamic consumer and retail environment. These attributes give us confidence in our business outlook for fiscal 2024 and our ability to drive shareholder value,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2023

Reported revenues in the fourth quarter of fiscal 2023 of $285.9 million increased 7.1% from $266.9 million in the fourth quarter of fiscal 2022. Revenues increased 8.0% excluding the impact of foreign currency. The strong revenue performance for the quarter was broad based across North America and International OTC segments versus the prior year comparable period.

Reported net loss for the fourth quarter of fiscal 2023 was $240.6 million versus the prior year comparable quarter’s net income of $52.1 million. Diluted loss per share of $4.83 for the fourth quarter of fiscal 2023 compared to $1.02 diluted earnings per share in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2023 was $53.7 million and compared to the prior year period’s adjusted net income of $46.3 million. Non-GAAP adjusted earnings per share of $1.07 per share for the fourth quarter of fiscal 2023 compared to $0.91 per share in the prior year comparable period.

Adjustments to net income in the fourth quarter of fiscal 2023 include non-cash tradename impairments associated primarily with the Company’s DenTek, Summer’s Eve, and TheraTears brand names, goodwill impairments and associated tax adjustments. These impairments were due mostly to the impact of higher discount rate assumptions. The brands continue to generate value and remain important components of the Company’s brand portfolio and are well positioned for long-term growth. The adjustment to net income in both fourth quarter fiscal 2022 and fiscal 2023 reflects a tax rate adjustment to account for discrete items.

Fiscal Year Ended March 31, 2023

Reported revenues for the fiscal year 2023 totaled $1,127.7 million, an increase of 3.8%, compared to revenues of $1,086.8 million for the fiscal year 2022. Revenues increased 3.5% excluding the impact of foreign currency and a $12.6 million contribution from the acquisition of Akorn in Q1 fiscal 2023. Revenue growth for the fiscal year was driven by strong International OTC segment performance and improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the prior fiscal year.

Reported net loss for fiscal 2023 of $82.3 million and adjusted net income of $212.0 million compared to the prior year’s net income and adjusted net income of $205.4 million and $206.3 million, respectively. Fiscal 2023 diluted loss per share and adjusted diluted earnings per share of $1.65 and $4.21, respectively, compared to diluted earnings per share and adjusted earnings per share of $4.04 and $4.06 in the prior year, respectively.

Adjustments to net income in fiscal 2023 included non-cash tradename impairments associated primarily with the Company’s DenTek, Summer’s Eve, and TheraTears brand names, goodwill impairments and associated tax adjustments as well as a normalized tax rate adjustment to account for discrete items. Adjustments to net income in fiscal 2022 included integration, transition, purchase accounting, legal and various other costs associated with the Akorn acquisition as well as a loss on extinguishment of debt and the related income tax effects of the adjustments and a normalized tax rate adjustment to account for discrete items.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fourth quarter fiscal 2023 was $59.0 million, compared to $63.1 million during the prior year comparable period. Non-GAAP free cash flow in the fourth quarter of fiscal 2023 was $56.4 million compared to $60.0 million in the prior year comparable period. The Company's net cash provided by operating activities for fiscal 2023 was $229.7 million, compared to $259.9 million during the prior year. Non-GAAP free cash flow in fiscal 2023 was $221.9 million compared to $253.7 million in the prior year, with the change in free cash flow largely due to an increase in working capital as the Company focused on increasing inventory to support service levels.

The Company's net debt position as of March 31, 2023 was approximately $1.3 billion, resulting in a covenant-defined leverage ratio of 3.3x.

Share Repurchase Program Authorization

On May 2, 2023 the Company’s Board of Directors authorized the repurchase of up to $25.0 million of the Company’s issued and outstanding common stock. Under the authorization, the Company may purchase common stock through May 2024 utilizing open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing of the purchases and the amount of stock repurchased is subject to the Company's discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations including the Company’s historical strategy of pursuing accretive acquisitions and deleveraging.

Segment Review

North American OTC Healthcare: Segment revenues of $242.3 million for the fourth quarter fiscal 2023 compared to the prior year comparable quarter's segment revenues of $232.9 million. The revenue performance for the quarter was driven by strong performance across most of our key brands and categories compared to the prior year comparable period.

For the fiscal year 2023, reported revenues for the North American OTC segment were $973.8 million compared to $967.9 million in the prior year comparable period. The change was driven by increased demand for certain brands, categories and channels that had previously been impacted by the COVID-19 virus, most notably Cough & Cold products and an approximate $12.4 million contribution from the acquisition of Akorn in the first quarter fiscal 2023, partially offset by lower Women’s Health category sales.

International OTC Healthcare: Fiscal fourth quarter 2023 revenues of $43.6 million increased 28.0% from $34.0 million reported in the prior year comparable period. The revenue increase versus the prior year fourth quarter was driven by increased consumer demand across the segment’s key brands, partially offset by a $1.3 million currency headwind.

For fiscal year 2023, reported revenues for the International OTC Healthcare segment were $154.0 million, an increase of 29.5% over the prior year’s revenues of $118.9 million. The increase compared to the prior year was driven by large increases in the segment’s Australia business led by the Hydralyte brand, partially offset by a foreign currency headwind of $6.7 million. Segment revenues increased 37.1% on a constant currency basis.

Commentary Initial Outlook for Fiscal 2024

Ron Lombardi, Chief Executive Officer, stated, “We are pleased to generate record sales and earnings in fiscal 2023 that built off our very strong fiscal 2022 performance. Robust growth in multiple categories such as Cough & Cold and Gastrointestinal, as well as our International segment, helped offset a continued limiting supply chain. This continued growth speaks to the benefits of our diversified portfolio, our long-term brand-building efforts, and continued emphasis on customer service levels. In addition to investing in these areas we also reduced our leverage, achieving 3.3x year-end leverage thanks to our strong cash flow profile.”

“We anticipate our consistent financial profile and proven business attributes to drive results in the upcoming year. In fiscal 2024, we expect top-line organic growth of 1% to 2%. This builds off impressive organic growth over the last three years and incorporates the planned strategic exit of private label revenues that represent about one percentage point in annualized sales. We anticipate earnings growth largely following sales growth, but approximately mid-single-digits after excluding the impact of higher interest rates versus prior year thanks to the benefits of our business model and its strong financial profile and resulting cash flows.”

“Our history of strong performance continues to enable leverage reduction and additional financial flexibility. As a result, we now expect to operate with a targeted leverage of below 3x over time which allows further optionality for disciplined capital deployment. We would expect to be below this target by year-end fiscal 2024 with cash flow directed primarily to debt reduction.”

“This fiscal 2024 outlook and our strong operating fundamentals give us confidence in our ability to fuel a disciplined capital allocation that allows us to focus on long-term top- and bottom-line growth prospects. We look forward to executing our proven business strategy and leveraging our diverse portfolio of brands, retailers, and suppliers to create shareholder value,” Mr. Lombardi concluded.

Fiscal 2024 Outlook
Revenue	$1,135 to $1,140 million
Organic Revenue Growth	1% to 2%
Diluted E.P.S.	$4.27to $4.32
Free Cash Flow	$240 million or more

Fiscal Year End 2023 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and full-year fiscal 2023 results today, May 4, 2023 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," “look forward,” "projection," “plan,” “positioned,” "may," "will," "would," "expect," "anticipate," "believe,” "consistent," “confidence,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the Company’s use of cash flow to reduce debt and to delever, the impact of the planned strategic exit of private label revenues, the Company’s ability to grow. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of COVID-19 and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of (Loss) Income and Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2023	2022	2023	2022
Total Revenues	285,869	266,936	1,127,725	1,086,812

Cost of Sales
Cost of sales excluding depreciation	130,252	116,281	494,883	458,942
Cost of sales depreciation	1,853	1,793	7,548	7,224
Cost of sales	132,105	118,074	502,431	466,166
Gross profit	153,764	148,862	625,294	620,646

Operating Expenses
Advertising and marketing	30,868	36,935	145,061	157,343
General and administrative	27,666	26,753	107,354	107,459
Depreciation and amortization	6,010	6,692	25,077	24,868
Goodwill and tradename impairment	370,217	1,057	370,217	1,057
Total operating expenses	434,761	71,437	647,709	290,727
Operating (loss) income	(280,997)	77,425	(22,415)	329,919

Other expense (income)
Interest expense, net	18,976	15,973	69,164	64,287
Loss on extinguishment of debt	—	—	—	2,122
Other expense (income), net	(451)	487	2,336	1,052
Total other expense, net	18,525	16,460	71,500	67,461
(Loss) income before income taxes	(299,522)	60,965	(93,915)	262,458
(Benefit) provision for income taxes	(58,970)	8,879	(11,609)	57,077
Net (loss) income	$(240,552)	$52,086	$(82,306)	$205,381

(Loss) earnings per share:
Basic	$(4.83)	$1.03	$(1.65)	$4.09
Diluted	$(4.83)	$1.02	$(1.65)	$4.04

Weighted average shares outstanding:
Basic	49,797	50,363	49,889	50,259
Diluted	49,797	50,972	49,889	50,842

Comprehensive (loss) income, net of tax:
Currency translation adjustments	(2,409)	3,741	(12,076)	(1,296)
Unrealized gain on interest rate swaps	—	188	—	1,819
Unrecognized net gain on pension plans	334	246	334	246
Net loss on termination of pension plan	—	—	(790)	—
Total other comprehensive (loss) income	(2,075)	4,175	(12,532)	769
Comprehensive (loss) income	$(242,627)	$56,261	$(94,838)	$206,150

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$58,489	$27,185
Accounts receivable, net of allowance of $20,205 and $19,720, respectively	167,016	139,330
Inventories	162,121	120,342
Prepaid expenses and other current assets	4,117	6,410
Total current assets	391,743	293,267

Property, plant and equipment, net	70,412	71,300
Operating lease right-of-use assets	14,923	20,372
Finance lease right-of-use assets, net	4,200	6,858
Goodwill	527,553	578,976
Intangible assets, net	2,341,893	2,696,635
Other long-term assets	3,005	3,273
Total Assets	$3,353,729	$3,670,681

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$62,743	$55,760
Accrued interest payable	15,688	4,437
Operating lease liabilities, current portion	6,926	6,360
Finance lease liabilities, current portion	2,834	2,752
Other accrued liabilities	72,524	74,113
Total current liabilities	160,715	143,422

Long-term debt, net	1,345,788	1,476,658
Deferred income tax liabilities	380,434	444,917
Long-term operating lease liabilities, net of current portion	9,876	16,088
Long-term finance lease liabilities, net of current portion	1,667	4,501
Other long-term liabilities	8,165	7,484
Total Liabilities	1,906,645	2,093,070

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 54,857 shares at March 31, 2023 and 54,430 shares at March 31, 2022	548	544
Additional paid-in capital	535,356	515,583
Treasury stock, at cost – 5,165 shares at March 31, 2022 and 4,151 at March 31, 2022	(189,114)	(133,648)
Accumulated other comprehensive loss, net of tax	(31,564)	(19,032)
Retained earnings	1,131,858	1,214,164
Total Stockholders' Equity	1,447,084	1,577,611
Total Liabilities and Stockholders' Equity	$3,353,729	$3,670,681

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2023	2022
Operating Activities
Net (loss) income	$(82,306)	$205,381
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,625	32,092
Loss on sale or disposal of property and equipment	273	271
Deferred income taxes	(60,765)	9,979
Amortization of debt origination costs	4,364	4,230
Stock-based compensation costs	12,405	9,039
Loss on extinguishment of debt	—	2,122
Non-cash operating lease cost	6,311	6,706
Impairment loss	370,217	1,057
Other	447	(9)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(24,927)	(24,654)
Inventories	(42,225)	663
Prepaid expenses and other current assets	2,259	1,448
Accounts payable	7,258	9,154
Accrued liabilities	10,742	9,616
Operating lease liabilities	(6,687)	(6,448)
Other	(275)	(725)
Net cash provided by operating activities	229,716	259,922

Investing Activities
Purchases of property, plant and equipment	(7,784)	(9,642)
Acquisitions	—	(247,046)
Other	(3,800)	177
Net cash used in investing activities	(11,584)	(256,511)

Financing Activities
Term Loan repayments	(135,000)	(600,000)
Proceeds from refinancing of Term Loan	—	597,000
Borrowings under revolving credit agreement	20,000	85,000
Repayments under revolving credit agreement	(20,000)	(85,000)
Payment of debt costs	—	(6,111)
Payments of finance leases	(2,752)	(2,582)
Proceeds from exercise of stock options	7,372	7,040
Fair value of shares surrendered as payment of tax withholding	(5,466)	(2,916)
Repurchase of common stock	(50,000)	—
Net cash used in financing activities	(185,846)	(7,569)
Effects of exchange rate changes on cash and cash equivalents	(982)	(959)
Increase (decrease) in cash and cash equivalents	31,304	(5,117)
Cash and cash equivalents - beginning of year	27,185	32,302
Cash and cash equivalents - end of year	$58,489	$27,185
Interest paid	$54,243	$61,364
Income taxes paid	$40,739	$46,568

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$242,318	$43,551	$285,869
Cost of sales	114,836	17,269	132,105
Gross profit	127,482	26,282	153,764
Advertising and marketing	24,367	6,501	30,868
Contribution margin	$103,115	$19,781	122,896
Other operating expenses**			403,893
Operating loss			$(280,997)
*Intersegment revenues of $1.5 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2023 includes a tradename impairment charge of $321.4 million and a goodwill impairment charge of $48.8 million.

	Year Ended March 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$973,774	$153,951	$1,127,725
Cost of sales	441,844	60,587	502,431
Gross profit	531,930	93,364	625,294
Advertising and marketing	123,926	21,135	145,061
Contribution margin	$408,004	$72,229	480,233
Other operating expenses**			502,648
Operating loss			$(22,415)
*Intersegment revenues of $4.3 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2023 includes a tradename impairment charge of $321.4 million and a goodwill impairment charge of $48.8 million.

	Three Months Ended March 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$232,903	$34,033	$266,936
Cost of sales	104,345	13,729	118,074
Gross profit	128,558	20,304	148,862
Advertising and marketing	32,084	4,851	36,935
Contribution margin	$96,474	$15,453	111,927
Other operating expenses			34,502
Operating income			$77,425
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$967,881	$118,931	$1,086,812
Cost of sales	419,162	47,004	466,166
Gross profit	548,719	71,927	620,646
Advertising and marketing	138,714	18,629	157,343
Contribution margin	$410,005	$53,298	463,303
Other operating expenses			133,384
Operating income			$329,919
* Intersegment revenues of $3.0 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income (Loss), Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with acquisitions where the acquired brands were not included in both periods presented and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus inventory step-up charges associated with acquisition.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before interest expense, net, (benefit) provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less inventory step-up charges associated with acquisition, costs associated with acquisition in general and administrative expenses, goodwill and tradename impairment, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income (Loss): GAAP Net Income (Loss) before inventory step-up charges associated with acquisition, costs associated with acquisition in general and administrative expenses, goodwill and tradename impairment, loss on extinguishment of debt, applicable tax impact associated with these items, and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income (Loss), divided by the diluted weighted average number of shares outstanding during the period.

•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Calculated as Non-GAAP free cash flow plus cash payments associated with acquisition.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,360,000 at March 31, 2023 and $1,495,000 at March 31, 2022) less cash and cash equivalents ($58,489 at March 31, 2023 and $27,185 at March 31, 2022). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
(In thousands)
GAAP Total Revenues	$285,869	$266,936	$1,127,725	$1,086,812
Revenue Change	7.1%		3.8%
Adjustments:
Revenues associated with acquisition (1)	—	—	(12,624)	—
Impact of foreign currency exchange rates	—	(2,120)	—	(9,372)
Total adjustments	—	(2,120)	(12,624)	(9,372)
Non-GAAP Organic Revenues	$285,869	$264,816	$1,115,101	$1,077,440
Non-GAAP Organic Revenue Change	8.0%		3.5%
(1) Revenues of our Akorn acquisition for the three months ended June 30, 2022 are excluded for purposes of calculating Non-GAAP organic revenues.

Reconciliation of GAAP Gross Profit and related GAAP Gross Profit percentage to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
(In thousands)
GAAP Total Revenues	$285,869	$266,936	$1,127,725	$1,086,812

GAAP Gross Profit	$153,764	$148,862	$625,294	$620,646
GAAP Gross Profit as a Percentage of GAAP Total Revenue	53.8%	55.8%	55.4%	57.1%
Adjustments:
Inventory step-up charges associated with acquisition (1)	—	—	—	1,567
Total adjustments	—	—	—	1,567
Non-GAAP Adjusted Gross Margin	$153,764	$148,862	$625,294	$622,213
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	53.8%	55.8%	55.4%	57.3%
(1) Inventory step-up charges related to our North American OTC Healthcare segment.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
(In thousands)
GAAP General and Administrative Expense (1)	$27,666	$27,810	$107,354	108,516
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.7%	10.4%	9.5%	10.0%

Adjustments:
Costs associated with acquisition (2)	—	—	—	5,127
Total adjustments	—	—	—	5,127
Non-GAAP Adjusted General and Administrative Expense	$27,666	$27,810	$107,354	$103,389
Non-GAAP Adjusted General and Administrative Expense as a Percentage of GAAP Total Revenues	9.7%	10.4%	9.5%	9.5%
(1) Includes tradename impairment of $1.1 million in both the three months and year ended March 31, 2022.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
(In thousands)
GAAP Net (Loss) Income	$(240,552)	$52,086	$(82,306)	$205,381
Interest expense, net	18,976	15,973	69,164	64,287
(Benefit) provision for income taxes	(58,970)	8,879	(11,609)	57,077
Depreciation and amortization	7,863	8,485	32,625	32,092
Non-GAAP EBITDA	(272,683)	85,423	7,874	358,837
Non-GAAP EBITDA Margin	(95.4)%	32.0%	0.7%	33.0%

Adjustments:
Inventory step-up charges associated with acquisition in Cost of Sales (1)	—	—	—	1,567
Costs associated with acquisition in General and Administrative Expense (2)	—	—	—	5,127
Goodwill and tradename impairment	370,217	—	370,217	—
Loss on extinguishment of debt	—	—	—	2,122
Total adjustments	370,217	—	370,217	8,816
Non-GAAP Adjusted EBITDA	$97,534	$85,423	$378,091	$367,653
Non-GAAP Adjusted EBITDA Margin	34.1%	32.0%	33.5%	33.8%
(1) Inventory step-up charges related to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net (Loss) Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income (Loss) and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2023	2023 Adjusted EPS	2022	2022 Adjusted EPS	2023	2023 Adjusted EPS	2022	2022 Adjusted EPS
(In thousands, except per share data)
GAAP Net (Loss) Income and Diluted EPS (1)	$(240,552)	$(4.78)	$52,086	$1.02	$(82,306)	$(1.63)	$205,381	$4.04
Adjustments:
Inventory step-up charges and other costs associated with acquisition in Cost of Sales (2)	—	—	—	—	—	—	1,567	0.03
Costs associated with acquisition in General and Administrative Expense (3)	—	—	—	—	—	—	5,127	0.10
Goodwill and tradename impairment	370,217	7.35	—	—	370,217	7.35	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	2,122	0.04
Tax impact of adjustments (4)	(88,852)	(1.76)	—	—	(88,852)	(1.76)	(2,134)	(0.04)
Normalized tax rate adjustment (5)	12,915	0.26	(5,753)	(0.11)	12,915	0.26	(5,753)	(0.11)
Total adjustments	294,280	5.85	(5,753)	(0.11)	294,280	5.85	929	0.02
Non-GAAP Adjusted Net Income and Adjusted EPS	$53,728	$1.07	$46,333	$0.91	$211,974	$4.21	$206,310	$4.06
(1) Reported GAAP is calculated using diluted shares outstanding. Diluted shares outstanding are 50,358 for the three months ended March 31, 2023 and 50,384 for the year ended March 31, 2023.
(2) Inventory step-up charges related to our North American OTC Healthcare segment.
(3) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(4) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(5) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
(In thousands)
GAAP Net (Loss) Income	$(240,552)	$52,086	$(82,306)	$205,381
Adjustments:
Adjustments to reconcile net (loss) income to net cash provided by operating activities as shown in the Statement of Cash Flows	309,410	13,207	365,877	65,487
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(9,871)	(2,167)	(53,855)	(10,946)
Total adjustments	299,539	11,040	312,022	54,541
GAAP Net cash provided by operating activities	58,987	63,126	229,716	259,922
Purchases of property and equipment	(2,558)	(3,161)	(7,784)	(9,642)
Non-GAAP Free Cash Flow	56,429	59,965	221,932	250,280
Payments associated with acquisition (1)	—	—	—	3,465
Non-GAAP Adjusted Free Cash Flow	$56,429	$59,965	$221,932	$253,745
(1) Payments related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2024:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'24 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'24 Non-GAAP Free Cash Flow	$240